Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS THIRD QUARTER 2014 RESULTS

WATSONVILLE, CA, October 23, 2014 - West Marine, Inc. (Nasdaq: WMAR) today reported financial results for the third quarter ended September 27, 2014.

•	Net revenues were $196.5 million, an increase of 1.6% compared to last year.
•	Comparable store sales increased by 0.6%.
•	Pre-tax income was $9.8 million, compared to pre-tax income of $13.4 million last year.
•	Net income and earnings per share were $4.9 million and $0.20, respectively, compared to net income of $6.5 million and $0.26 per share last year. Excluding the $0.8 million tax valuation allowance related to our Canadian operations, net income was $5.8 million, or $0.23 per share. As a result, for full year 2014 earnings per share are now expected to be in the range of approximately $0.15 to $0.20.
•	The company is re-affirming its 2014 full-year pre-tax income and EBITDA guidance, with pre-tax income expected to be in the range of approximately $8.5 million to $11.0 million and EBITDA expected to be in the range of approximately $27.5 million to $30.0 million. In the prior year, EBITDA was $30.7 million.

Matt Hyde, West Marine’s CEO, commented: “Comparable stores sales showed slight gains for the quarter and we experienced stronger results from our growth strategies in merchandise expansion and store optimization. We remain focused on repositioning West Marine into a broader, waterlife outfitter and growing sales of core boating products.”

Progress on our growth strategies year-to-date was as follows:

•	eCommerce: Sales from our eCommerce website were down by 1.6% as compared to last year, and represented 7.0% of total sales, compared to 7.1% for the same period last year. Overall our results this year have been affected by the replatform of our eCommerce website. However, with the replatform behind us, our eCommerce sales returned to positive year-over-year growth in mid-July and continued to improve throughout the quarter. We remain committed to our three to five-year goal for eCommerce to represent 15% of total sales.
•	Store optimization: Sales through our optimized stores increased to 41.0% of total sales compared to 33.6% last year. This year-over-year increase supports our three to five-year goal to deliver 50% of our total sales through optimized stores.
•	Merchandise expansion: Sales in these product lines, which include footwear, apparel, clothing accessories, fishing products and paddle sports equipment, were up by 13.7%, with core product sales down 1.9%, compared to last year.

Net revenues for the 39 weeks ended September 27, 2014 were $546.3 million, an increase of 0.4%, compared to net revenues of $544.4 million for the 39 weeks ended September 28, 2013. Comparable store sales decreased by 0.5% for the first nine months of 2014 versus the 2.3% decrease reported for the same period last year.

Net income for the first nine months was $12.2 million, or $0.50 per diluted share, compared to net income of $19.0 million, or $0.78 per diluted share, for the first nine months last year. Excluding the impact of the $0.8 million tax valuation allowance related to our Canadian operations, net income was $13.1 million, or $0.53 per share.

Total inventory at the end of the third quarter was $215.2 million, a $1.4 million, or 0.6% decrease versus the balance at September 28, 2013, and a 0.8% decrease on an inventory per square foot basis. Inventory turns for 2014 were down 1.1% versus the first nine months of last year.

Return on Invested Capital (“ROIC”) for the 52-week period ended September 27, 2014 was 4.4%, which compares to 5.5% ROIC for the 52-week period ended September 28, 2013. ROIC based on GAAP net income was 2.3% and 5.0% for the 52-week periods ended September 27, 2014 and September 28, 2013, respectively. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2014 was $14.6 million, compared to $17.2 million for the same period last year.

2014 Guidance

We are reaffirming our expectation for pre-tax income to be in a range of approximately $8.5 million to $11.0 million. We are also reaffirming our guidance for EBITDA to be in the range of approximately $27.5 million to $30.0 million. Our GAAP diluted earnings per share is now expected to be in the range of approximately $0.15 to $0.20 due to the establishment of a valuation allowance against our Canadian net deferred tax assets during the third quarter of 2014. We still anticipate comparable store sales for full-year 2014 to range from down 1.0% to up 1.5%, with total revenues expected to be in the range of $665 million to $680 million. We also continue to anticipate capital expenditures for fiscal 2014 to be in the range of $28 million to $32 million.

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, October 23, 2014, at 1:00 p.m. Eastern Time (EDT) to discuss its third quarter 2014 results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 14546052.

An audio replay of the call will be available October 23, 2014 at 4:00 p.m. EDT through October 30, 2014 at 11:59 p.m. EDT. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 14546052.

About West Marine

Founded in 1968 by a sailor, West Marine, Inc. has grown to become the largest omni-channel specialty retailer exclusively offering gear, apparel and footwear and other waterlife-related products to anyone who enjoys recreational time on or around the water. With 279 stores located in 38 states, Puerto Rico and Canada and an eCommerce website reaching domestic and international customers, West Marine is recognized as the dominant waterlife outfitter for cruisers, sailors, anglers and paddle sports enthusiasts. West Marine has everything you need for your life on the water. For more information on West Marine, Inc. its products and store locations, visit westmarine.com or call 1-800-BOATING (1-800-262-8464). West Marine’s stock is traded on NASDAQ under the symbol WMAR.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related our earnings and growth in profitability, expectations and projections with respect to our ability to execute on our strategic growth strategies, expectations related to our ability to grow revenues of core boating products, expectations related to our ability to manage our assets, reduce our operating expenses and drive ROIC, and our expectations for full-year 2014 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the third quarter of 2014 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 28, 2013 and quarterly report on Form 10-Q for the fiscal quarter ended June 28, 2014, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 28, 2013. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically adjusted net income, EBITDA and ROIC. We believe adjusted net income provides meaningful supplemental information for our investors regarding the performance of our business and facilitates comparisons with prior periods by removing the impact of the valuation allowance that resulted from phasing out operations from our Canadian stores over the next four years as leases expire. We believe that EBITDA provides a clearer picture of operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. We believe that ROIC as presented in the accompanying financial tables, is a meaningful measure of our efficient and effective use of capital. ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled both non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables set forth below.

Contact: West Marine, Inc.

Tom Moran, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	September 27, 2014	September 28, 2013
ASSETS
Current assets:
Cash	$63,603	$69,935
Trade receivables, net	8,460	7,906
Merchandise inventories	215,232	216,640
Deferred income taxes	5,666	5,512
Other current assets	16,370	18,267
Total current assets	309,331	318,260

Property and equipment, net	79,950	69,918
Long-term deferred income taxes	4,055	5,603
Other assets	3,577	3,354
TOTAL ASSETS	$396,913	$397,135

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,451	$31,427
Accrued expenses and other	46,325	48,548
Total current liabilities	80,776	79,975

Deferred rent and other	15,984	16,488
Total liabilities	96,760	96,463

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,014,180 shares issued and 24,325,291 shares outstanding at September 27, 2014, and 24,434,419 shares issued and 24,354,670 shares outstanding
at September 28, 2013.	25	24
Treasury stock	(9,171)	(934)
Additional paid-in capital	206,700	200,175
Accumulated other comprehensive loss	(534)	(700)
Retained earnings	103,133	102,107
Total stockholders' equity	300,153	300,672
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$396,913	$397,135

Note - Certain prior period balances have been revised, primarily to reflect immaterial corrections for the treatment of certain cash consideration received from vendors.

West Marine, Inc.

Condensed Consolidated Statements of Income

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	September 27, 2014		September 28, 2014
Net revenues	$196,510	100.0%	$193,362	100.0%
Cost of goods sold	138,124	70.3%	135,683	70.2%
Gross profit	58,386	29.7%	57,679	29.8%
Selling, general and administrative expense	48,511	24.7%	44,177	22.8%
Income from operations	9,875	5.0%	13,502	7.0%
Interest expense	99	0.0%	104	0.1%
Income before income taxes	9,776	5.0%	13,398	6.9%
Provision for income taxes	4,839	2.5%	6,874	3.5%
Net income	$4,937	2.5%	$6,524	3.4%

Net income per common and common equivalent share:

Basic	$0.20		$0.27
Diluted	$0.20		$0.26

Weighted average common and common equivalent
shares outstanding:
Basic	24,323		24,383
Diluted	24,341		24,641

	39 Weeks Ended
	September 27, 2014		September 28, 2013
Net revenues	$546,331	100.0%	$544,356	100.0%
Cost of goods sold	380,744	69.7%	374,100	68.7%
Gross profit	165,587	30.3%	170,256	31.3%
Selling, general and administrative expense	142,267	26.0%	135,291	24.9%
Income from operations	23,320	4.3%	34,965	6.4%
Interest expense	322	0.1%	327	0.0%
Income before income taxes	22,998	4.2%	34,638	6.4%
Provision for income taxes	10,772	2.0%	15,601	2.9%
Net income	$12,226	2.2%	$19,037	3.5%

Net income per common and common equivalent share:

Basic	$0.51		$0.79
Diluted	$0.50		$0.78

Weighted average common and common equivalent
shares outstanding:
Basic	24,202		24,193
Diluted	24,393		24,531

Note - Prior periods have been revised, primarily to reflect immaterial corrections of cash consideration received from vendors which were previously reported as a reduction of advertising under Selling, general and administrative expense and are now reflected as a reduction of Cost of goods sold.

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	39 Weeks Ended
	September 27, 2014	September 28, 2013

OPERATING ACTIVITIES:
Net income	$12,226	$19,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,378	11,117
Share-based compensation	2,376	2,511
Excess tax benefit from share-based compensation	(223)	(874)
Deferred income taxes	(603)	2,903
Provision for doubtful accounts	82	10
Lower of cost or market inventory adjustments	1,112	1,519
Loss on asset disposals	325	105
Changes in assets and liabilities:
Trade receivables	(2,101)	(1,193)
Merchandise inventories	(13,308)	(28,820)
Other current assets	2,990	(239)
Other assets	(261)	46
Accounts payable	12,594	11,098
Accrued expenses and other	9,104	8,607
Deferred items and other non-current liabilities	1,180	1,645
Net cash provided by operating activities	38,871	27,472

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	36	4,330
Purchases of property and equipment	(20,832)	(22,255)
Net cash used in investing activities	(20,796)	(17,925)

FINANCING ACTIVITIES:
Borrowings on line of credit	2,087	3,552
Repayments on line of credit	(2,087)	(3,552)
Proceeds from exercise of stock options	1,314	3,112
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	318	383
Excess tax benefit from share-based compensation	223	874
Treasury shares acquired	(4,766)	(549)
Net cash provided by (used in) financing activities	(2,911)	3,820

Effect of exchange rate changes on cash	31	26

NET INCREASE IN CASH	15,195	13,393

CASH AT BEGINNING OF PERIOD	48,408	56,542
CASH AT END OF PERIOD	$63,603	$69,935
Other cash flow information:
Cash paid for interest	$227	$220
Cash paid for income taxes, net of refunds of $1,391 and $37	2,067	3,059
Non-cash investing activities:
Changes in property and equipment additions in accounts payable	(129)	(746)

Note - Certain prior period balances have been revised, primarily to reflect corrected treatment of cash consideration received from vendors.

West Marine, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited and in thousands, except per share data)

13 Weeks Ended
September 27, 2014

GAAP Net income	$4,937
Valuation allowance	826
Non-GAAP Adjusted Net income	$5,763

13 Weeks Ended
September 27, 2014

GAAP Diluted net income per share	$0.20
Valuation allowance	0.03
Non-GAAP Adjusted Diluted net income per share	$0.23

39 Weeks Ended
September 27, 2014

GAAP Net income	$12,226
Valuation allowance	826
Non-GAAP Adjusted Net income	$13,052

39 Weeks Ended
September 27, 2014

GAAP Diluted net income per share	$0.50
Valuation allowance	0.03
Non-GAAP Adjusted Diluted net income per share	$0.53

West Marine

Reconciliations of Non-GAAP Information

Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

GAAP Net Income	$4.9	$6.5	$12.2	$19.0

Add Back:
Interest Expense	0.1	0.1	0.3	0.3
Depreciation and Amortization	4.7	3.7	13.4	11.1
Income Tax Expense	4.8	6.9	10.8	15.6
	9.6	10.6	24.5	27.0

EBITDA	$14.6	$17.2	$36.7	$46.1

	Estimated		52 Weeks Ended
	Fiscal Year 2014		December 28, 2013
	Low	High
Estimated/Reported GAAP Net Income	$3.7	$5.0	$7.8

Add Back Estimated/Reported:
Interest Expense	0.4	0.5	0.4
Depreciation and Amortization	18.3	18.4	15.0
Income Tax Expense	5.1	6.1	7.5
	23.8	25.0	22.9

Estimated/Reported EBITDA	$27.5	$30.0	$30.7

West Marine, Inc.

Reconciliation of Non-GAAP Financial Information

Return on Invested Capital ("ROIC")

(Unaudited and in thousands)

	52 Weeks Ended			52 Weeks Ended
	September 27, 2014			September 28, 2014
GAAP net income reported for fiscal years 2013 and 2012, respectively		$7,837			$14,719
Add: Net Income reported for first three quarters of 2014 and last quarter of 2013, respectively		12,226			19,037
Less: Net Income reported for first three quarters of 2013 and last quarter of 2012, respectively		19,037			26,454
GAAP net income for the 12-month period ended September 27, 2014 and September 28, 2013, respectively		1,026			7,303
GAAP income tax (benefit) expense reported for fiscal years 2013 and 2012, respectively		7,472			9,738
Add: Income tax expense reported for first three quarters of 2014 and last quarter of 2013, respectively		10,772			15,601
Less: Income tax expense reported for first three quarters of 2013 and last quarter of 2012, respectively		15,601			17,678
Add back: Adjusted GAAP income tax		2,643			7,662
Adjusted GAAP income before taxes		3,669			14,964
Less: income tax expense at 46.8% [3]		1,718			7,009
Adjusted net income		$1,950			$7,955

Add back:
Interest expense	428			507
Rent expense (fixed)	47,851			47,481
Total	48,280	25,667	[1]	47,988	25,512 [1]

Net income after adjustments and after-tax add backs (numerator)		$27,617			$33,467

Total Capital:

Long-term debt [2]		$-			$-
Operating leases capitalized at 8x annual rent expense		382,811			379,848
Total stockholder's equity [2]		291,705			284,572
Less: Cash and cash equivalents [2]		(46,263			(52,610)
Total Capital (denominator: long-term debt + operating leases capitalized at 8x annual rent expense + total stockholders' equity -
cash and cash equivalents)		$628,252			$611,811

ROIC		4.4			5.5%
ROIC using GAAP net income		2.3			5.0%

[1] Total after-tax add backs after applying 2014 YTD tax rate.
[2] Calculated as the average of the five most recent quarter-end results.
3 Q3 2014 YTD effective tax rate is 46.8%.